Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom LLC Report

Results for Third Quarter 2012

Middletown, NY – November 8, 2012 – MEDIACOM BROADBAND LLC AND MEDIACOM LLC, wholly-owned subsidiaries of Mediacom Communications Corporation, today each reported unaudited financial and operating highlights for the three months ended September 30, 2012.

Mediacom Broadband LLC*

•	Revenues were $223.9 million, reflecting a 1.6% increase from the prior year period

•	Operating income before depreciation and amortization (“OIBDA”) was $85.3 million, reflecting a 2.3% increase from the prior year period

•	Free cash flow of $9.4 million, compared to $13.6 million in the prior year period

•	Net quarterly decline of 8,000 primary service units (“PSUs”), compared to a decline of 23,000 in the prior year period

•	Issued $300 million of 6 3/8% senior notes due 2023 and a $200 million term loan which matures in 2020

•	Net proceeds were used to redeem our $500 million 8 1/2% senior notes due 2015

•	Lowers annualized interest expense by approximately $15 million

Mediacom LLC*

•	Revenues were $170.6 million, unchanged from the prior year period

•	Adjusted OIBDA was $68.2 million, reflecting a 1.4% decline from the prior year period

•	Free cash flow of $14.8 million, compared to $19.3 million in the prior year period

•	Net quarterly decline of 1,000 PSUs, compared to a decline of 18,000 in the prior year period

About Mediacom

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Contacts:
Investor Relations	Media Relations
Calvin G. Craib	Thomas J. Larsen
Senior Vice President, Corporate Finance	Group Vice President, Legal and Public Affairs
(845) 695-2675	(845) 695-2754

*	See Table 5 for information regarding our use of non-GAAP measures and definitions of OIBDA, Adjusted OIBDA and free cash flow.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended September 30,
	2012	2011	% Change
Video	$114,519	$119,884	(4.5)%
High-speed data	56,250	53,239	5.7%
Phone	16,962	17,011	(0.3)%
Business services	21,634	18,054	19.8%
Advertising	14,500	12,056	20.3%

Total revenues	$223,865	$220,244	1.6%
Service costs	(89,176)	(88,566)	0.7%
SG&A expenses	(45,964)	(44,872)	2.4%
Management fees	(3,450)	(3,414)	1.1%

OIBDA (a)	$85,275	$83,392	2.3%
Cash interest expense (a)	(28,571)	(26,781)	6.7%
Capital expenditures (b)	(42,791)	(38,497)	11.2%
Dividend to preferred members	(4,500)	(4,500)	—

Free cash flow (a)	$9,413	$13,614	(30.9)%

OIBDA margin (c)	38.1%	37.9%

	September 30, 2012	September 30, 2011
Video customers	567,000	612,000
High-speed data (“HSD”) customers	501,000	467,000
Phone customers	189,000	179,000

Primary service units (“PSUs”)	1,257,000	1,258,000

Video customer declines	(12,000)	(22,000)
HSD customer increases (declines)	8,000	(3,000)
Phone customer (declines) increases	(4,000)	2,000

Quarterly PSU declines	(8,000)	(23,000)

Customer relationships (d)	712,000	708,000

Average total monthly revenue per:
Video customer (e)	$130.23	$117.84
PSU ( f)	$59.18	$57.83
Customer relationship (g)	$104.73	$102.61

	September 30, 2012	September 30, 2011
Bank credit facility	$1,540,500	$1,497,000
8 1/2% senior notes due 2015	425,154	500,000
6 3/8% senior notes due 2023	300,000	—

Total indebtedness	$2,265,654	$1,997,000
Cash and cash equivalents	(213,137)	(7,098)

Net debt (a)	$2,052,517	$1,989,902

Net leverage ratio (h)	6.02x	5.97x
Interest coverage ratio (i)	2.98x	3.11x

*	See Tables 3 and 5.

TABLE 2*

Mediacom LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended September 30,
	2012	2011	% Change
Video	$89,149	$94,293	(5.5)%
High-speed data	46,667	44,202	5.6%
Phone	15,502	15,623	(0.8)%
Business services	14,938	12,481	19.7%
Advertising	4,298	3,987	7.8%

Total revenues	$170,554	$170,586	—
Service costs	(74,662)	(73,636)	1.4%
SG&A expenses	(29,539)	(29,601)	(0.2)%
Management fees	(2,650)	(2,644)	0.2%

OIBDA (a)	$63,703	$64,705	(1.5)%
Investment income from affiliate	4,500	4,500	—

Adjusted OIBDA (a)	$68,203	$69,205	(1.4)%
Cash interest expense (a)	(22,969)	(23,232)	(1.1)%
Capital expenditures (b)	(30,415)	(26,679)	14.0%

Free cash flow (a)	$14,819	$19,294	(23.2)%

Adjusted OIBDA margin (j)	40.0%	40.6%

	September 30, 2012	September 30, 2011
Video customers	452,000	488,000
High-speed data (“HSD”) customers	408,000	383,000
Phone customers	166,000	159,000

Primary service units (“PSUs”)	1,026,000	1,030,000

Video customer declines	(6,000)	(17,000)
HSD customer increases (declines)	7,000	(2,000)
Phone customer (declines) increases	(2,000)	1,000

Quarterly PSU declines	(1,000)	(18,000)

Customer relationships (d)	573,000	576,000

Average total monthly revenue per:
Video customer (e)	$124.95	$114.53
PSU ( f)	$55.38	$54.73
Customer relationship (g)	$99.22	$97.79

	September 30, 2012	September 30, 2011
Bank credit facility	$857,000	$1,253,000
9 1/8% senior notes due 2019	350,000	350,000
7 1/4% senior notes due 2022	250,000	—

Total indebtedness	$1,457,000	$1,603,000
Cash	(20,668)	(11,219)

Net debt (a)	$1,436,332	$1,591,781

Net leverage ratio (h)	5.26x	5.75x
Interest coverage ratio (i)	2.97x	2.98x

*	See Tables 4 and 5.

TABLE 3

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2012	2011
Free cash flow	$9,413	$13,614
Capital expenditures	42,791	38,497
Dividend to preferred members	4,500	4,500
Other expense, net	(458)	(456)
Loss on early extinguishment of debt (k)	(1,875)	—
Changes in assets and liabilities, net	8,909	28,238

Net cash flows provided by operating activities	$63,280	$84,393

OIBDA	$85,275	$83,392
Depreciation and amortization	(37,645)	(35,578)

Operating income	$47,630	$47,814

Cash interest expense	$28,571	$26,781
Amortization of deferred financing costs	1,333	1,116

Interest expense, net	$29,904	$27,897

TABLE 4

Mediacom LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2012	2011
Free cash flow	$14,819	$19,294
Capital expenditures	30,415	26,679
Other expense, net	(653)	(504)
Changes in assets and liabilities, net	(16,417)	(12,909)

Net cash flows provided by operating activities	$28,164	$32,560

Adjusted OIBDA	$68,203	$69,205
Investment income from affiliate	(4,500)	(4,500)

OIBDA	$63,703	$64,705
Depreciation and amortization	(28,653)	(29,506)

Operating income	$35,050	$35,199

Cash interest expense	$22,969	$23,232
Amortization of deferred financing costs	783	961

Interest expense, net	$23,752	$24,193

TABLE 5

Use of Non-GAAP Financial Measures

“OIBDA,” “Adjusted OIBDA,” “cash interest expense” “free cash flow” and “net debt” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization and Adjusted OIBDA as OIBDA plus investment income from affiliate. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. For Mediacom Broadband LLC, we define free cash flow as OIBDA less capital expenditures, cash interest expense and dividends to preferred members. For Mediacom LLC, we define free cash flow as Adjusted OIBDA less capital expenditures and cash interest expense. We define net debt as total indebtedness less cash and cash equivalents. OIBDA, Adjusted OIBDA, cash interest expense and free cash flow have inherent limitations as discussed below.

OIBDA and Adjusted OIBDA are some of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA and Adjusted OIBDA are useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze value and compare the companies in the cable industry. A limitation of OIBDA and Adjusted OIBDA, however, is that they exclude depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. OIBDA and Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations, as defined under our debt arrangements.

Free cash flow is used by management to evaluate our ability to repay debt, and to facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors for the same reasons and provides measures that can be used to analyze value and compare companies in the cable television industry, although our measure of free cash flow may not be directly comparable to similar measures reported by other companies.

OIBDA, Adjusted OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

Net debt is used by management as an alternative to total indebtedness for comparison purposes under certain circumstances in which we have greater than usual levels of cash and cash equivalents. On August 28, 2012, Mediacom Broadband LLC and Mediacom Broadband Corporation (together, “Mediacom Broadband”) issued new 6 3/8% senior notes due 2023 in the aggregate principal amount of $300 million, the net proceeds of which were used in part to purchase our existing 8 1/2% senior notes due 2015 (the “8 1/2% Notes”) in the principal amount of $74.8 million through a cash tender offer on August 28, 2012 and September 12, 2012, with the balance of net proceeds primarily held as cash and cash equivalents. On October 15, 2012, Mediacom Broadband redeemed the remaining 8 1/2% Notes in the aggregate principal amount of $425.2 million, which was funded in part by such excess cash and cash equivalents. Due to the timing of such transactions, Mediacom Broadband temporarily had greater than usual levels of cash and cash equivalents as of September 30, 2012, and therefore we believe that net debt is the most appropriate comparative measure.

For calculations of net debt, see Tables 1 and 2. For reconciliations of OIBDA, Adjusted OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Tables 3 and 4.

Cautionary Statement Regarding Forward-Looking Statements

In this press release, we state our beliefs of future events and of our future financial performance. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Factors that may cause such differences to occur include, but are not limited to: lower demand for our residential and business services resulting from competitive and other factors; greater than anticipated programming and other service costs; our ability to generate sufficient cash flow to meet our debt service obligations; and other risks and uncertainties discussed in the Annual Reports on Form 10-K for the year ended December 31, 2011 for each of Mediacom Broadband LLC and Mediacom LLC. We disclaim any obligation to update any forward-looking statements contained herein, except as required by applicable federal securities laws.

NOTES:

(a)	See Table 5 for information about our use of Non-GAAP financial measures.
(b)

For the three months ended September 30, 2012, capital expenditures exclude changes in accrued property, plant and equipment, which represented cash sources of $2.4 million and $0.1 million for Mediacom Broadband LLC and Mediacom LLC, respectively. For the three months ended September 30, 2011, capital expenditures for Mediacom Broadband LLC exclude $2.2 million of non-cash transactions representing capital expenditures which were accrued during the quarter.

(c)	Represents OIBDA as a percentage of total revenues.
(d)	Represents the total number of customers that receive at least one level of service, without regard to which service(s) customers purchase.
(e)	Represents average total monthly revenues for the quarter divided by average video customers for such quarter.
(f)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.
(g)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.
(h)

For Mediacom Broadband LLC, represents net debt at quarter end divided by annualized OIBDA for the quarter. For Mediacom LLC, represents net debt at quarter end divided by annualized Adjusted OIBDA for the quarter.

(i)	For Mediacom Broadband LLC, represents OIBDA divided by cash interest expense for the quarter. For Mediacom LLC, represents Adjusted OIBDA divided by cash interest expense for the quarter.
(j)	Represents Adjusted OIBDA as a percentage of total revenues.
(k)	Reflects the cash portion of loss on early extinguishment, net, and excludes a $0.5 million write-off of deferred financing costs.